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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Registration Statement (Form S-8 File No. 33-76100) pertaining to Penederm Incorporated's Employee Stock Option Plan, Consultant Stock Option Plan, Equity Incentive Plan, and 1994 Non-Employee Directors Stock Option Plan, in the Registration Statement (Form S-8 File No. 33-92884) pertaining to Penederm's Employee Stock Purchase Plan, and in the Registration Statement (Form S-3 File No. 333-22991) of Penederm Incorporated for the registration of 752,000 shares of its common stock of our report dated January 27, 1997, with respect to the consolidated financial statements of Penederm Incorporated included in the Annual Report (Form 10-K) for the year ended December 31, 1996.


                                                /s/ Ernst & Young LLP

        Palo Alto, California
        March 12, 1997